AMENDMENT THREE
TO
THE FLEETBOSTON FINANCIAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN NO. 2
(1997 Restatement)

          The FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 is amended as follows:

1.      Section 6.2 is amended effective January 1, 2002, to read as follows:

6.2 Prior to Five Years of Participation. The annual interest equivalent factors applied to Deferrals of a Participant during the first five years from the date that Deferrals of the Participant are first credited under the Plan (or, if earlier, are first credited under the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 1 or the BankBoston Corporation and Its Subsidiaries Deferred Compensation Plan) shall be determined, for relevant Plan purposes including distributions, in accordance with the schedule below without retroactive adjustment.

Year of Participation	Basis points subtracted from the declared annual interest equivalent factors
1st Year	500
2nd Year	400
3rd Year	300
4th Year	200
5th Year	100

However, if the five-year period referred to in the preceding sentence ends before the Participant’s termination of employment, or, if the Participant becomes Vested or dies before the five-year period ends, then the value of the undistributed portion of the Participant’s Account at such time (i.e., earliest of five-year anniversary, Vesting or death) shall be redetermined by disregarding the preceding provisions of Section 6.2 to the extent otherwise applicable, so that the declared annual interest equivalent factors during the deferral period applicable to the undistributed portion of the Account of such Participant are applied retroactively to the respective initial Deferral Dates.

2.      Section 6.3 is amended effective January 2, 2002, to read as follows:

6.3 During Distribution or Upon Change of Control. The annual interest equivalent factors applied to Deferrals of a Participant following commencement by the Participant of annual installment distributions shall be fixed at the interest equivalent factors applied to the Participant’s Deferrals in the month immediately prior to the month that annual installment distributions commence. Following a Change of Control, the annual interest equivalent factors applied to Deferrals of a Participant shall not be less than the highest annual interest equivalent factors applicable to Deferrals of the Participant prior to the Change of Control (determined without regard to Section 6.2).

3.      Section 8.1 is amended effective December 18, 2001, by adding new subsection (d) to the end thereof:

(d) A Participant may make a one-time irrevocable election, in accordance with procedures established by the Committee, to receive a lump-sum payment of Deferrals made after December 31, 1997 and before the time of such payment. Such lump-sum payment shall be made as soon as reasonably practicable after January 1, 2003, if the Participant files an election with the Committee on or before December 31, 2001 to receive such distribution. Alternatively, such lump-sum payment shall be made as soon as reasonably practicable after January 1, 2004, if the Participant files an election with the Committee on or before December 31, 2002 to receive such distribution. Any Participant electing payment under this Section 8.1(d) shall be prohibited from electing to make Deferrals under Article V of the Plan for the calendar year in which the lump-sum distribution is paid (either calendar year 2003 or 2004, as applicable). The Participant’s election under this Section 8.1(d) shall have the have the effect of accelerating the otherwise applicable time for payment of applicable Deferrals under the Plan, but shall not delay payment otherwise required under the terms of the Plan.

IN WITNESS WHEREOF, this Amendment Three was adopted by the Human Resources and Board Governance Committee at its December 18, 2001 meeting and is executed by a duly authorized officer of the Company on this 21st day of December 2001.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ WILLIAM C. MUTTERPERL
William C. Mutterperl Executive Vice President, General Counsel and Secretary